Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces Results of the Second Quarter

SPARTANBURG, S.C., July 23, 2008– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the second quarter and six months ended June 30, 2008.

For the six months ended June 30, 2008, total revenues decreased 4.2% to $327.6 million, compared to $342.0 million for same period in 2007. Total revenues for the quarter ended June 30, 2008 decreased 6.8% to $162.1 million compared to $173.9 million for the same period in 2007. The six months and second quarter of 2007 results include operations for centers in Pennsylvania and Oregon, which were closed in late 2007. If you exclude the approximately $25.9 million and $12.8 million in revenue generated by these two states during the six months and quarter ended June 30, 2007, revenues increased by 3.6% and 0.7% for the same periods in 2008. For the quarter ended June 30, 2008, total revenues for the centers opened prior to April 1, 2007 and still open as of June 30, 2008 decreased 1.4% compared to the same period in 2007.

The provision for doubtful accounts as a percent of total revenues for the six months   ended June 30, 2008 was 15.6% compared to 13.6% for the same period in 2007. For the quarter ended June 30, 2008, the provision for doubtful accounts as a percent of total revenues was 18.6% compared to 17.7% for the same period in 2007. Proceeds from the sale of previously written-off customer receivables during the first six months of 2008 totaled approximately $0.5 million compared to $3.3 million for the same period in 2007. For the quarter ended June 30, 2008, proceeds from the sale of previously written-off customer receivables totaled approximately $0.5 million compared to $3.0 million for the same period in 2007. Excluding the benefits of the sale of previously written off customer receivables in the second quarter of 2008 and 2007, the provision for doubtful accounts as a percentage of total revenue would have been 19.0% and 19.4%, respectively.

Center gross profit decreased 18.4% to $81.7 million in the first six months of 2008 from $100.1 million in the same period of 2007. For the quarter ended June 30, 2008, center gross profit decreased 19.0% to $35.9 million compared to $44.3 million for the same period in 2007.

Net income for the first six months of 2008 decreased 35.2% to $24.1 million, compared to $37.2 million for the same period in 2007.  Net income for the quarter ended June 30, 2008 decreased 37.2% to $9.3 million, compared to $14.8 million for the same period in 2007.

During the second quarter of 2008, the company’s income tax expense was 43.8% of income, compared to 40.2% during the same period in 2007, as a result of losses resulting from its operations foreign operations and government affairs expenses that were not deductible for tax purposes. The higher tax rate had a net effect on earnings per share of approximately $0.01.

Diluted earnings per share was $0.36 for the six months ended June 30, 2008, compared to diluted earnings per share of $0.47 for the same period in 2007. For the quarter ended June 30, 2008, diluted earnings per share were $0.14 compared to diluted earnings per share of $0.19 for the same period in 2007.

Commenting on the second quarter results, Advance America’s President and Chief Executive Officer Ken Compton said, “In the second quarter we were faced with an extremely difficult operating environment. We believe that our overall performance was impacted by pressures on our top line revenues. These pressures were primarily caused by two factors. First, the effects of the government’s economic stimulus payment, which averaged $867 per household and went to more than 130 million households, caused demand for our product to decrease during the quarter. Second, the continued impact of disruptions caused by regulatory events in certain states. In addition, the loss of revenue from closed centers in Pennsylvania and Oregon negatively impacted comparisons to the same period in 2007.”

Recently, new bills were signed into law in New Hampshire and Ohio that the Company believes will effectively eliminate the regulated payday cash advance option for citizens in those states. In New Hampshire, where the Company operates 24 centers, the new law is scheduled to go into effect on January 1, 2009. The Company is exploring other options and product lines to meet customer demand in New Hampshire for small-denomination, credit options. In Ohio, where the Company operates 246 centers, the new law is scheduled to go into effect on September 1, 2008. Advance America has joined with other payday lending companies in Ohio to support a referendum effort designed to allow citizens a choice in deciding whether to have access to a regulated payday advance product in Ohio. If successful, the referendum will be placed on the ballot in November. and the effective date of the law will be delayed pending the results of the election. Ultimately, if the Company closes its centers in Ohio it will incur significant one-time closure costs and possibly an impairment of goodwill. The Company’s centers in Ohio contributed approximately $29.0 million in total revenue and $7.3 million in center gross profit for the six months ended June 30, 2008.

During the second quarter of 2008, the Company repurchased approximately 5.5 million shares of its common stock in the open market for an aggregate purchase price of $43.1 million.  Through July 22, 2008, the Company has repurchased an additional 1.7 million shares for an aggregate price of $9.0 million. In total, since the stock repurchase program began in 2005, the Company has repurchased approximately 23.2 million shares or 28% of its outstanding shares.

As of June 30, 2008, the Company had returned approximately $335 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on September 5, 2008, to stockholders of record as of August 26, 2008.

The Company opened or acquired 10 centers during the three months ended June 30, 2008.

As of June 30, 2008, the Company had an operating network of 2,856 centers and 82 limited licensees in 35 states, the United Kingdom, and Canada.

The Company will discuss these results during a conference call on Thursday, July 24 at 8:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (877) 548-7907. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 9878421) until July 31, 2008.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with 2,856 centers and 82 limited licensees in 35 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, copies of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2007 and 2008

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Total Revenues	$173,939	$162,142	$342,022	$327,598

Center Expenses:
Salaries and related payroll costs	49,759	49,305	98,956	100,706
Provision for doubtful accounts	30,824	30,226	46,639	51,005
Occupancy costs	23,686	24,605	47,219	50,029
Center depreciation expense	4,264	4,228	8,533	8,523
Advertising expense	7,592	6,844	12,901	9,990
Other center expenses	13,528	11,040	27,686	25,636
Total center expenses	129,653	126,248	241,934	245,889
Center gross profit	44,286	35,894	100,088	81,709

Corporate and Other Expenses (Income):
General and administrative expenses	15,684	16,009	28,963	32,384
Corporate depreciation expense	812	792	1,630	1,560
Interest expense	2,290	2,529	4,603	5,217
Interest income	(122)	(29)	(198)	(70)
Loss on disposal of property and equipment	283	92	535	218
Loss on impairment of assets	—	—	314	236
Income before income taxes	25,339	16,501	64,241	42,164
Income tax expense	10,186	7,227	26,529	18,086
Income before income of consolidated variable interest entity	15,153	9,274	37,712	24,078
Income of consolidated variable interest entity	(317)	—	(560)	—
Net income	$14,836	$9,274	$37,152	$24,078

Net income per common share - basic	$0.19	$0.14	$0.47	$0.36
Weighted average number of shares outstanding - basic	79,122	64,508	79,120	67,586

Net income per common share - diluted	$0.19	$0.14	$0.47	$0.36
Weighted average number of shares outstanding - diluted	79,286	64,512	79,199	67,607

Consolidated Balance Sheets

December 31, 2007 and June 30, 2008 (unaudited)

(in thousands, except per share data)

	December 31,	June 30,
	2007	2008
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,251	$22,040
Advances and fees receivable, net	221,480	195,695
Deferred income taxes	13,737	12,942
Other current assets	13,578	28,058
Total current assets	277,046	258,735
Restricted cash	5,701	5,397
Property and equipment, net	57,616	52,985
Goodwill	127,286	128,060
Other assets	4,049	4,973
Total assets	$471,698	$450,150

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,204	$15,200
Accrued liabilities	31,823	30,910
Income taxes payable	—	91
Accrual for third-party lender losses	4,587	3,617
Current portion of long-term debt	542	561
Total current liabilities	53,156	50,379
Revolving credit facility	142,302	187,928
Long-term debt	5,136	4,851
Deferred income taxes	20,629	22,189
Deferred revenue	—	5,819
Other liabilities	184	269
Total liabilities	221,407	271,435

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 72,947 shares outstanding at December 31, 2007;
96,821 shares issued and 62,781 shares outstanding at June 30, 2008	968	968
Paid in capital	286,999	288,025
Retained earnings	133,789	141,022
Accumulated other comprehensive loss	(75)	(124)
Common stock in treasury (23,874 shares at cost at December 31, 2007;
34,040 shares at cost at June 30, 2008)	(171,390)	(251,176)
Total stockholders’ equity	250,291	178,715
Total liabilities and stockholders’ equity	$471,698	$450,150